UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   May 4, 2012

CLEANTECH SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-34591	74-2235008
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China

 (Address of Principal Executive Offices)

(86) 51083397559

 (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Phone: (212) 370-1300
Fax: (646) 895-7182
E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Item 3.02  Unregistered Sales of Equity Securities

On May 4, 2012, the Company’s board of directors approved a previously negotiated agreement with Barron Partners LP, pursuant to which Barron, as the holder of warrants to purchase 55,160 shares of common stock at $12.00 per share and 165,000 shares of common stock at $16.98 per share, agreed to exchange or convert such warrants into (i) shares of the Company’s series A preferred stock which are convertible into 73,386 shares of common stock, and (ii) warrants to purchase 73,386 shares of this Corporation’s common stock at $2.70 per share, which was the market price of the common stock on the date the terms of the exchange were negotiated in February 2012.  The number of shares and exercise prices reflect the one-for-ten reverse split effective March 6, 2012.

On May 7, 2012, Barron converted 50% of the shares of series A preferred stock issued upon exchange of the warrants into 36,693 shares of common stock and exercised warrants to purchase 36,693 shares of common stock at $2.70 per share.

The issuance of the shares of series A preferred stock upon exchange for warrants and the issuance of share of common stock upon conversion of the series A preferred stock is exempt from registration pursuant to Section 3(a)(9) of the Securities Act as an securities exchanged by the Company with an existing security holder where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange and pursuant to Section 4(2) of the Securities Act a transaction not involving a public offering.  The issuance of the common stock upon exercise of the warrants is exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Agreement between the Company and Barron Partners, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2012	Cleantech Solutions International, Inc.

By:	/s/ Jianhua Wu
Jianhua Wu
Chief Executive Officer